Exhibit 10.17

PLAN DOCUMENT

VP Worldwide Sales—FY11 Sales Incentive Plan

1.0	PURPOSE

1.1	Exar Corporation (the “Company”) maintains the VP Worldwide Sales—FY11 Sales Incentive Plan (the “Plan”) to provide a framework by which sales achievement can be measured and rewarded, and to provide clearly defined rewards for sales achievement against measurable and predefined objectives.

2.0	REQUIREMENTS

2.1	The Compensation Committee of the Company’s Board of Directors shall administer the Plan, shall select the Participants eligible to participate in the Plan and shall determine the terms of awards granted under the Plan and any amounts payable with respect to such awards. The Company’s Vice President of Worldwide Sales (the “Participant”) shall be the sole participant in the Plan for the Company’s 2011 fiscal year.

The following restrictions apply:

2.1.1	The Participant is eligible to be paid incentive per the following:

2.1.1.1	If the Participant’s employment with EXAR begins during the last month of a quarter, the Participant will not be paid incentive for the quarter during which their employment begins.

2.1.1.2	Guaranteed draw payments will begin coincident with the start of the Participant’s incentive pay period eligibility.

2.1.2	If the Participant terminates voluntarily from EXAR the Participant will be paid incentive up to the last day of the last full fiscal quarter of employment. If the Participant terminates involuntarily, excluding termination for cause, the Participant will be paid incentive on a prorated basis through the last day worked.

2.1.2.1	In the event the calculated quarterly payout is negative at the time of termination, EXAR reserves the right to make a deduction from the final paycheck.

2.1.2.2	Incentive payments for attainment in excess of 100% of individual target will not be paid if termination occurs prior to the end of Q4 during the fiscal year.

2.1.3	If the Participant is on an approved leave of absence, the Participant will receive incentive pay on a prorated basis for the time worked during the quarter.

2.2	The Participant is not eligible to participate in any other annual incentive compensation program of the company that may be established from time to time

(other than any Company equity-based awards that may be specifically granted to the Participant by the Compensation Committee), such as the Executive Incentive Compensation Program, Key Employee Incentive Compensation Program, Cash Profit Sharing Program, or any plan including a sales-based or Design Win metric.

2.3	The effective dates of the plan are March 29, 2010 through March 27, 2011.

2.4	Revenue and Design Win data will be made available within one month of quarter end.

3.0	OPERATING PROCEDURES AND RESPONSIBILITIES

3.1	The Compensation Committee will establish a target incentive (“Target Incentive”) for the Participant expressed as a percentage of the Participant’s annual rate of base salary in effect at the end of the applicable fiscal quarter.

3.2	The Target Incentive represents the payout that the Participant would be entitled to receive at 100% target performance for each of the components of the Plan, subject to the terms and conditions of the Plan.

3.3	The Plan is a cumulative annual Plan; however, quarterly payout cannot exceed 100% of prorated target incentive until the final quarter of the Plan Year. Estimated commissions above the quarterly Target Incentive may be adjusted to reflect subsequent performance and are not “wages” or “earnings” until the final year end adjustment.

3.4	The quarterly payout is based on individual attainment against target. If attainment exceeds 100%, then the quarterly payout is accelerated at a rate of 120% of the percent attainment. If attainment is less than 80% of target, then the quarterly payout is decelerated at a rate of 80% of the percent attainment.

3.4.1	No acceleration factor will be applied unless all components of the plan exceed 100%.

3.5	There are three components of the Plan – Revenue, Design Wins, and a third component tied to Corporate Revenue/Operating Income. Each of these components is described in more detail below. The Revenue component is weighted 30%; the Design Wins component is weighted 60%; and the Corporate Revenue/Operating Income component is weighted 10%.

3.6	Quarterly incentive payouts are calculated per the terms of the Plan and require the approval of the CFO and the VP, Human Resources; payments are made within 60 days after the end of the fiscal quarter.

4.0	REVENUE COMPONENT

4.1	The Revenue component shall be calculated based on the Company’s revenue attained for the relevant period against a revenue target established for that period by the Compensation Committee for purposes of the Plan. For these purposes, “Revenue” will be calculated in accordance with the methodology established for purposes of determining sales revenue under the Company’s incentive program for its sales personnel generally.

5.0	DESIGN WIN COMPONENT

5.1	EXAR’s focus is to increase sales of proprietary products and at strategic accounts. Accordingly, achieving design wins and converting these Design Wins into revenue is critical to the future success of the company. Design Win Claims establish the backlog for conversion and potential future revenue.

5.2	The Design Wins component shall be calculated based on the Participant’s Design Wins for the relevant period (using a methodology established by the Compensation Committee for such purpose) against the Participant’s Design Win quota established for that period by the Compensation Committee for purposes of the Plan. Design Win claims are recognized when a Company device is designed into a single platform having a first year revenue potential greater than $50,000. A Design Win may be claimed by the Participant when the Company or certain of its partners ship a minimum of 1,000 units or $1,000 based upon a standard customer order (not to include samples).

6.0	OBJECTIVE COMPONENT

6.1	Participants in the Plan will be compensated on Corporate Revenue and Operating Income Targets as set forth in Exar’s FY11 Executive/Key Incentive Plans. This will be calculated annually based on corporate performance, and will be paid with the final quarterly incentive payment for the plan year. This component will only be paid if the Participant completes the full fiscal year (FY 2011) as an employee of Exar.

7.0	OTHER PLAN PROVISIONS

7.1	The Company’s Compensation Committee, in its sole discretion, may amend or terminate the Plan, or any part thereof, at any time and for any reason without prior notice.

7.2	The Company has the right to deduct from any bonus amount otherwise payable the amount of any and all required income, employment and other tax withholding required with respect to such payment.

7.3	The rights, if any, of the Participant or any other person to any payment or other benefits under the Plan may not be assigned, transferred, pledged, or encumbered except by will or the laws of descent or distribution.

7.4	Participation in the Plan does not constitute a guarantee of employment or interfere in any way with the right of the Company (or any subsidiary) to terminate the Participant’s employment or to change the Participant’s compensation or other terms of employment at any time. There is no commitment or obligation on the part of the Company (or any subsidiary) to continue any bonus plan (similar to the Plan or otherwise) in any future fiscal year.

7.5	The Compensation Committee may, in its sole discretion, adjust performance measures, performance goals, relative weights of the measures, and other provisions of the Plan to the extent (if any) it determines that the adjustment is necessary or advisable to preserve the intended incentives and benefits to reflect (1) any material change in corporate capitalization, any material corporate transaction (such as a reorganization, combination, separation, merger, acquisition, or any combination of the foregoing), or any complete or partial liquidation of the Company, (2) any change in accounting policies or practices, or (3) the effects of any special charges to the Company’s earnings, or (4) any other circumstances that the Compensation Committee may take into account.